JOINT VENTURE AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into as of June 1, 1995 between Joe Venneri ("Venneri") c/o Jeri Spenser, Golden Rule Administrators. 34-12 36th Street, Astoria, New York 11106, and Danny D. Sims ("Sims") of 330 S. Spaulding Drive, Suite 101, Beverly Hills, California 90210 with reference to the following facts:

         A. Venneri owns, controls and is a successor-in-interest to certain master recording catalogs including without limitation the "Magnum" catalog and other various catalogs;

         B. Sims owns, controls and is a successor-in-interest to certain master recordings previously known as the "JAD" and "JODA" catalogs;

         C. Sims and Venneri desire to join together and combine The Magnum, JAD and JODA catalogs (other than master recordings embodying the performances of Bob Marley and the Wailers) (the "Marley Masters") for purposes of manufacturing and selling phonograph records of such Magnum, JAD and JODA master recordings (the "Subject Masters");

         D. Sims and Venneri desire to exploit the Subject Masters under the company name "Black Tiger Records" or such other name mutually agreed to; and

         E. Sims and Venneri desire to have Sims' record distributing company, Anansi Records ("Anansi") and its designees and licensees perform customary distribution services for Black Tiger Records.

Now, therefore in consideration of the mutual covenants and promises herein, the parties hereto agree as follows:

         1. CATALOG EXPLOITATION AS BLACK TIGER RECORDS. Sims and Venneri shall jointly contribute Subject Masters sufficient to fulfill the delivery requirements requested by the current Anansi record distributor, AEC Distribution Inc., ("AEC"), currently anticipated to be ten (10) albums every ninety (90) days or thirty (30) albums each year. All Subject Masters contributed hereunder shall be subject to the terms and conditions hereof and shall be exploited under the company name, "Black Tiger Records". The Subject Masters shall expressly include the Magnum catalog and the JAD/JODA catalogs, but shall expressly exclude the Marley Masters. All "Net Receipts" received in connection with Anansi's exploitation of the Subject Masters shall be paid as follows:

         Fifty percent (50%) to Joe Venneri or his designee; and Fifty percent (50%) to Danny Sims or his designee.

         2. TERRITORY. The World.

         3. TERM. The "Term" of the Agreement shall be for an initial contract period commencing on the date hereof and ending upon the date three (3) years from the date hereof. Sims and Venneri shall have mutual successive options to extend the term of the Agreement and their participation in this venture to additional contract periods, each extending for a duration of one (1) year. Each such option shall be automatically exercised unless either party sends the other a notice of their intent not to exercise such option prior to the expiration of then-in-effect contract period.

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

         4. EXCLUSIVE RIGHTS AND MECHANISM.

                  (a) Each album comprised of Subject Masters is referred to herein as a "Catalog Album." Sims and Venneri hereby grant Anansi the exclusive rights as distributor and record administrator of the Subject Masters. During the Term of the Agreement, Anansi shall have the sole and exclusive right to manufacture and release all phonograph records throughout the Territory embodying the Catalog Albums, as configured in same.

                  (b) Phonograph Record Defined: As used herein, the terms "phonograph record" and "record" shall mean every form of reproduction (whether now known or unknown), embodying sound alone, or sound accompanied by visual images (e.g., videos, laser discs, CD-I and CD Rom), distributed primarily for home use, school use, juke box use, and use in means of transportation, including, without limitation, discs of any speed or size, reel-to-reel tapes, cartridges, cassettes, or other pre-recorded tapes, and new technology forms of transmission (e.g., computerized digital delivery via alternative distribution methods such as on-line delivery).

         5. PRODUCT COMMITMENT/DELIVERY. Upon execution hereof, Sims and Venneri doing business as Black Tiger Records shall deliver ten (10) completed and fully mastered Catalog Albums as listed on Schedule A hereto and incorporated herein, commercially and technically satisfactory for release for sale. In addition, no less often than every ninety (90) days, Black Tiger Records shall deliver an additional ten (10) Catalog Albums, the titles of which shall be mutually selected and designated by Sims and Venneri. This Agreement shall apply to all Subject Masters owned by Sims and Venneri and embodied within Catalog Albums released by Black Tiger Records. From time to time as the Catalog Albums are compiled and selected, the parties shall amend and update Schedule A hereto.

         6. RESPONSIBILITIES OF BLACK TIGER RECORDS. Black Tiger Records shall have the primary responsibility for the following activities, and all costs, expenses and charges in connection therewith. All expenses of Black Tiger Records shall be borne equally by Sims and Venneri but if not reimbursed by Black Tiger Records to the requisite party shall be recoupable by Anansi from any monies becoming payable to Black Tiger Records under the Agreement except as otherwise indicated herein.

                  (a) The creation or restoration of such and the acquisition of all Subject Masters contained in the Catalog Albums, the rights thereto and all steps (creative and technical) required to utilize the Subject Masters in the manufacture of phonograph records hereunder;

                  (b) The delivery to the facilities designated by Anansi that will manufacture the product of a fully mixed, leadered, sequenced and equalized 30 IPS and/or DAT two-track master tapes in proper form for the production of parts necessary to manufacture phonograph records therefrom;

                  (c) The delivery to Anansi of the artwork ideas to be contained in or on the album packaging layout in connection with each record concerned (the "Artwork") and label copy and all other applicable packaging, merchandising or promotional elements included in such record or utilized in connection therewith, such as Black Tiger Records' logotype or other trade symbol, inserts, cards and stickers (the elements set forth in this sentence are hereinafter at times called the "Packaging Elements") in connection with each record concerned, together with all licenses and consents required in connection with the Artwork and Packaging Elements; and


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

                  (d) The delivery, in writing, of all documents demonstrating that Black Tiger Records holds all necessary rights, licenses, consents and authorizations for the exploitation of the Masters, the Artwork and the Packaging Elements, including without limitation (A) authorizations from all artists, prior owners of Masters and any other persons whose name, likeness, performance or services are embodied in any such record or in any advertising or promotional materials in connection therewith; and (B) consents and clearances necessary to use any copyrights, trademarks, tradenames, Artist names, group names, artwork, patents, or any similar intangible property rights of any person in or on the Masters, records manufactured hereunder, videos and accompanying printed material.

         7. RESPONSIBILITIES OF ANANSI. Anansi shall have the primary responsibility for the following activities and all costs, expenses and charges in connection therewith paid for by Anansi shall be reimbursed and deducted as part of the "Net Receipts" calculation in paragraph 10 hereof:

                  (a) Selection of manufacturers, wholesalers, distributors, subdistributors and foreign licenses;

                  (b) Supervision and coordination of manufacturing and distribution, whether performed by Anansi or a subdistributor or license (including fulfillment of orders, processing returns, inventory control, etc.);

                  (c) Preparation of final artwork packaging sales, marketing, publicity and advertising;

                  (d) Radio, street and video promotion;

                  (e) International distribution and licensing;

                  (f) Business and legal affairs;

                  (g) Accounting and financial administration;

                  (h) Direct payment of record royalties to Artists and producers and mechanical royalties to songwriters and third party publishers. Notwithstanding the foregoing, if either Sims or Venneri desires to pay Artists and producers separately, each shall indemnify Anansi and the others agreement any claims relating to payment of such record royalties;

                  (i) World-wide issuance of mechanical licenses for all compositions of which Black Tiger Records has given Anansi notice;

                  (j) General administration for Anansi and Black Tiger Records;

                  (k) Subject to the request of the parties hereto, consultation and advice with respect to activities related to the operation of an independent record label; and

                  (l) Other services generally performed by a distributor for record labels solely in its capacity as a distributor of records.

         8. GRANT OF RIGHTS.

                  (a) All right, title and interest in and to the Subject Masters exploited hereunder together with each artist's performances embodied therein, as well as all

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

copyrights therein and renewals and extensions thereof (excluding the underlying musical composition except as otherwise set forth in this Agreement), shall be entirely Black Tiger Records' property, free of any claim or encumbrance whatsoever with Anansi having the exclusive administrative and exploitation rights for such Subject Masters. Anansi shall have the sole and exclusive right to secure copyright in such recordings in the name of Black Tiger Records owner and author thereof, and to secure all renewals and extensions of such copyright. The parties hereto and Black Tiger Records shall, upon Anansi's written request, execute and deliver to Anansi any assignments of copyright (including renewals and extensions thereof) in and to such recordings as Anansi may deem necessary to effectuate the purpose of the Agreement, and Black Tiger Records hereby irrevocably appoints Anansi its attorney-in-fact for the purpose of executing such assignments in Black Tiger Records' name in the event Black Tiger Records fails to execute any such assignment within ten (10) days after receipt of Anansi's written request provided Anansi complies with the conditions set forth in the next sentence. Notwithstanding the foregoing, Anansi shall not without the written approval of Black Tiger Records (not to be unreasonably withheld), sell, assign, convey or license rights in the Masters to a third party other than with respect to territorial or other licenses solely for the exploitation and sale of phonograph records. Anansi shall use its reasonable efforts to promptly provide Black Tiger Records with copies of all documents signed by Anansi pursuant to the foregoing power of attorney. Without limitation of any of the foregoing, Anansi shall during and after the Term, have the exclusive worldwide right in perpetuity to manufacture, sell, distribute and advertise phonograph records embodying such recordings by any method now or hereafter known, in any field of use; to release phonograph records embodying such recordings under any trademarks, tradenames, or labels; to perform such recordings publicly and to permit the public performance thereof by radio or television broadcast or any other method now or hereafter known, all upon such terms and conditions as Anansi may approve, and to permit any other person, firm or corporation to do any or all of the foregoing or to refrain, from doing any and/or all of the foregoing. Anansi shall obtain Black Tiger Records' consent (not to be unreasonably withheld) prior to granting licenses in the Subject Masters for commercial and political advertisements or use in X or NC rated motion pictures.

                  (b) Anansi shall have the exclusive right during the Term to use and permit holders to use Black Tiger Records' name and the non-exclusive right during and after the Term to use and permit others to use each artist's name, approved likeness, and approved biographical material concerning an artist for advertising and trade purposes solely in connection with the manufacture, distribution, sale and exploitation of phonograph records embodying an artist's performance recorded hereunder, no matter when or where manufactured, distributed, sold or exploited.

                  (c) Anansi shall have the right, and may grant to others the right, to use the artwork contained in or on the album packaging layout in connection with each record concerned (the "Artwork"), label copy and all other applicable packaging, merchandising or promotional elements included in such record or utilized in connection therewith, such as Black Tiger Records' logotype or other trade symbol, inserts, cards and stickers (the elements set forth in this sentence are hereinafter at times called the "Packaging Elements"), on the packaging, covers, sleeves and liner notes of phonograph records manufactured and distributed hereunder and for the purposes of trade, advertising, publicity and promotion, solely in connection with the sale of phonograph records manufactured and distributed hereunder.


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

                  (d) During the Term hereof, Black Tiger Records shall not itself distribute or manufacture records embodying Catalog Album's released hereunder or license to allow any person or entity other than Anansi to manufacture or distribute such records, except as otherwise specifically set forth herein.

         9. CONSULTATION/APPROVAL RIGHTS. Anansi shall use its reasonable efforts to consult with Black Tiger Records in all material aspects of Anansi's operations, which directly pertain to Black Tiger Records, including without limitation decisions as to the number of units of a phonograph record initially manufactured and material promotional and marketing expenses. In all instances hereunder where the consent or approval of Anansi or Black Tiger Records is required or provided for, such approval shall not be unreasonably withheld. All decisions made hereunder by Anansi or Black Tiger Records, as applicable, shall be made in good faith using reasonable business discretion.

         10. BLACK TIGER RECORDS IDENTITY. All phonograph record packaging and advertisements relating to phonograph records released hereunder shall be identified as Black Tiger Records' records, with Anansi's logo as the distributing company also being included thereon. An inadvertent failure to include such Black Tiger Records identity shall not be a breach hereof provided that Anansi uses best efforts to promptly cure any such failure with respect to future product shipments or advertisements after the date of Black Tiger Records' notice of such failure.

         11. COMPUTATION AND PAYMENT OF NET RECEIPTS.

                  (a) In consideration of the right to manufacture and distribute records as contemplated hereunder and the rights granted to Anansi by Black Tiger Records hereunder, Anansi agrees to pay Black Tiger Records' principals the percentage of Net Receipts in respect of each record manufactured and sold hereunder as set forth in paragraph 1 above.

                  (b) "Net Receipts" as used herein shall mean the gross revenues actually received by Anansi in the United States from wholesalers, licenses (foreign or domestic) and accounts for exploitation of Masters and sale or license of records and videos, LESS:

                           (i) Manufacturing costs;

                           (ii) Shipping and pressing costs;

                           (iii) Distribution costs paid to a third party
wholesaler, distributor or subdistributor;

                           (iv) Free goods in an amount deemed reasonable by
Anansi in its sole discretion, it being acknowledged and agreed by Black Tiger Records that fifteen percent (15%) of records manufactured shall be deemed reasonable;

                           (v) Taxes and tariffs, including property, sales,
use, excise, value added or any and all other taxes and charges applicable to such records;

                           (vi) Artist royalties, producer royalties and
recording costs. Artist royalties accruing, but not required to be paid due to Artist's account not being a recouped position shall be segregated in an account in Black Tiger Records' name and paid, as earned, to Black Tiger Records as reimbursement for recording costs previously paid by Black Tiger Records;


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

                           (vii) Mechanical royalties;

                           (viii) Marketing, promotion (including promotional
records), advertisement (including co-op advertising and point of sale materials), publicity and other expenses actually paid or incurred by Anansi on Black Tiger Records' behalf. Paragraph 8 of the Agreement shall apply to expenditures hereunder;

                           (ix) Video production costs, if applicable;

                           (x) All costs incurred by Anansi in connection with
discount and special sales programs; and

                           (xi) An administration fee of fifteen percent (15%)
of the gross receipts allocated and paid as follows:

                                    (A) 5% to Ira Herzog and Seymour Strauss of
         Padell, Fine & Weinberger (or a successor accounting firm) for financial administration of Anansi;

                                    (B) 2.5% to the applicable law firm
         (currently Law Offices of Donna G. Cole-Brule) for business and legal affairs and administration of Anansi;

                                    (C) 7.5% to Anansi for international and
         operational administration (including without limitation administration and coordination of foreign licenses and mechanical licenses) and other administrative services and expenses incurred as a result thereof (e.g., expenses for long distance telephone and fax, courier, postage, travel, unallocable independent contractor services, etc.) rendered by Anansi on behalf of Black Tiger Records.

         Other than administration fees set forth in this section 10(b)(xi), there shall be no charge to Black Tiger Records for the overhead costs of Anansi and any staff members of Anansi.

                  (c) Net Receipts shall be computed with respect to each calendar month during the Term and Black Tiger Records share of Net Receipts paid to the applicable principals by Anansi within sixty (60) days after the end of each monthly billing period, after deduction of any unrecouped advances, reserves and any outstanding amounts owing from Black Tiger Records to Anansi. Anansi will have the express right to cross-collateralize Net Receipts from all records and Subject Masters exploited hereunder whenever necessary to recoup expenses in connection with such records; provided that Anansi shall not cross-collateralize mechanical royalties against net Receipts.

                  (d) Anansi shall segregate and retain in an account in Black Tiger Records' name and for Black Tiger Records' benefit the greater of twenty-five percent (25%) of the amount otherwise due to Black Tiger Records from a given month's accounting as a reserve against anticipated returns, credits and costs or the actually reserve taken by Anansi's distributing company, AEC. The reserve established with respect to each billing period, to the extent not reduced for actual returns, credits and costs shall be liquidated and paid over to Black Tiger Records as follows;

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

                           (i) Twenty-five percent (25%) three (3) months
following the accounting date as of which such reserve is established;

                           (ii) Twenty-five percent (25%) six (6) months
following the accounting date as of which such reserve is established;

                           (iii) Twenty-five (25%) nine (9) months following the
accounting date as of which such reserve is established;

                           (iv) The balance twelve (12) months following the
accounting data as of which such reserve is established.

                  (e) Anansi will maintain books and accounts which report sales of records and merchandise, all expenses incurred in connection with the sale of such records and any other transactions in which proceeds are payable to Black Tiger Records. Standard accounting practices will accrue to Black Tiger Records (i.e., one examination of each accounting statement, two years to examine such statement and six months after such two-year period to institute legal action.)

         12. MECHANICAL ROYALTY RATES. With respect to the exploitation of musical compositions written, owned or controlled (in whole or in part) by Black Tiger Records or a producer of any master recording or any artist whose performances are embodied in any master recordings ("Controlled Compositions"), Anansi shall only be required to pay such writer for sales in the United States and Canada a mechanical royalty rate equal to the lesser of the rate provided for in the applicable artist agreement or seventy-five percent (75%) of the minimum statutory rate (without regard to playing time) effective on the date of delivery of the applicable album. If any party hereto owns or controls such Controlled Composition, such party by their signature below hereby grants Black Tiger Records and it's distributing partners a license in compliance with the foregoing terms as well as a free license for promotional video cassettes. It is expressly acknowledged and agreed that all mechanical royalties (whether paid for Controlled Compositions or otherwise) shall be deducted from gross revenues and included in the calculation of Net Receipts under paragraph 11 above regardless of whether owned by Venneri, Sims, Anansi, Black Tiger Records or otherwise.

         13. ARTIST AGREEMENTS AND PAYMENT. Promptly after acceptance by Anansi of a particular Catalog Album, Black Tiger Records shall deliver to Anansi copies of the agreements or other documentation which establishes Black Tiger Records' rights in the subject Masters (including without limitation recording, license and producer agreements). Black Tiger Records failure to deliver such agreements shall not be a breach hereof; provided that Black Tiger Records shall deliver a schedule identifying all artists and performers, their addresses, royalty rates, methods of calculation and other information necessary to calculate and pay royalties.

         14. REPRESENTATIVES AND WARRANTIES/INDEMNIFICATION.

                  (a) Each party hereto represents, warrants and agrees that (i) it has the right and power to enter into and perform this agreement and grant all rights herein granted, and is under no restrictions or obligations which will impair Black Tiger Records' performance and Anansi's full enjoyment of the rights agreed to be granted hereunder; (ii) Neither Anansi nor any party not originally owning or controlling Subject Masters shall be required to make any payments of any nature for, or in connection with, the acquisition, exercise or exploitation of rights by Black Tiger Records or Anansi pursuant to this agreement except as specifically provided

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

in this agreement; (iii) Neither any name(s) utilized by Black Tiger Records or an artist, the Subject Masters, any of the selections embodied therein, any other matters or materials supplied by Black Tiger Records hereunder, nor any exploitation or use of any of the foregoing, shall violate or infringe upon any civil, personal or proprietary rights of any person, including, without limitation, trademark, trade names, copyrights and rights of privacy and publicity; (iv) During the Term, no person other than Anansi has any right to use the Subject Masters as configured on each Catalog Album selected to be released hereunder for making, promoting, or marketing phonograph records; (vi) The selections embodied in the Subject Masters shall be available for mechanical licensing; (vii) Other than as specifically set forth in this agreement, Anansi shall be subject to no costs, fees, advances, charges or royalties for or in connection with the recording, sale, use or exploitation of the Subject Masters; and (viii) Venneri shall be responsible for all payments, representations and warranties made hereunder with respect to Subject Masters originating from the Magnum catalog and Sims shall be responsible for all payments, representations and warranties made hereunder with respect to Subject Masters originating from the JAD/JODA catalog.

                  (b) Anansi's acceptance and/or utilization of Masters or other matters or materials hereunder shall not constitute a waiver of any of the applicable principals of Tigers Records' representations, warranties or agreements in respect thereof.

                  (c) During the Term: (i) neither Black Tiger Records nor any principal thereof shall enter into any agreement or make any commitment which would interfere with the full and prompt performance of the applicable party's obligations hereunder; and (ii) Black Tiger Records shall not license rights in the Subject Masters for distribution or sale by any person other than Anansi, nor grant any name or likeness rights to any other person in connection therewith;

                  (d) Each applicable party as set forth in section 14(a)(viii) above (the "Indemnifying Party") agrees to indemnify and hold Anansi and its joint venturers, distributors and subdistributors, their officers, directors, shareholders, employees, agents and licenses harmless from and against any liability, damage, cost or expense (including reasonable attorney's fees) occasioned by or arising from any claim, demand or action inconsistent with any agreement, representation, grant or warranty made or assumed by such Indemnifying Party. The applicable Indemnifying Party agrees to pay Anansi on demand any amounts for which it may be responsible under the foregoing indemnity, and, without limiting any of its other rights or remedies, upon the making or filing of any action, claim, or demand to which such indemnity may relate, Anansi shall be entitled to withhold sums payable under this agreement in an amount reasonably related to the potential liability, plus anticipated costs and attorney's fees and provided further that Anansi shall liquidate all such sums withheld within twelve (12) months from the date such written claim is made if no action is filed (but if Anansi releases such monies as aforesaid Anansi shall have the right to thereafter withhold monies if an action is thereafter filed with respect to such claim). An Indemnifying Party, at Anansi's request, will cooperate fully with Anansi in any controversy which may arise with their parties concerning this agreement or any of Anansi's rights hereunder.

         15. SALE OF ANANSI AND BLACK TIGER RECORDS ASSETS. The parties hereto acknowledge and agree that they may jointly elect during the Term to assign or sell, in whole or in part, all rights and the assets created hereunder; provided that the parties hereto shall mutually agree upon the material terms of such sale or other disposition. In such event, the gross proceeds derived from such sale or assignment

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

which are directly related to Black Tiger Records contribution of assets, or in the event of the sale or assignment of multiple labels, a proportionate amount of such gross proceeds, shall be deemed gross receipts under paragraph 10 hereunder.

         16. NOTICES.

                  (a) All notices to be given a party hereunder and all statements and payments to be sent hereunder shall be addressed to the applicable party at the address set forth on page 1 hereof or at such other address as such party shall designate in writing from time to time.

                  (b) Courtesy copies of any notices hereunder shall be sent to Donna G. Cole-Brule, Esq., Law Offices of Donna G. Cole-Brule, 4711 Cartwright Avenue, Toluca Lake, CA 91602. All notices shall be in writing and shall either be served by personal delivery (to an officer of our company if to us), mail or telegraph, all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, mailed or delivered to a telegraph office, all charges prepaid, except that notices of change of address shall be effective only after the actual receipt thereof.

         17. MISCELLANEOUS.

                  (a) This contract sets forth the entire understanding of the parties hereto relating to the subject matter hereof. No modification, amendment, waiver, termination or discharge of this contract or of any of the terms or provisions hereof shall be binding upon either of us unless confirmed by a written instrument signed by you and by a duly authorized officer of our company. No waiver by any party hereto of any term or provisions of this contract or of any default hereunder shall affect such party's respective rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

                  (b) If any provision of this contract shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this contract shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

                  (c) A party hereto shall not be deemed to be in material breach of any of its obligations hereunder unless and until the other party shall have given such party specific written notice by certified or registered mail, return receipt requested, of the nature of such breach and such party shall have failed to cure such breach within thirty (30) days after such party's receipt of such written notice. Nothing contained herein shall limit our right to obtain injunctive relief during any cure period for which this contract provides.

                  (d) No party hereto shall hold itself out contrary to the terms of this Agreement, and neither party shall become liable for any representation, act, or omission of the other contrary to the provisions hereof. This contract shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by all parties hereto in writing to such third party.

                  (e) The provisions of any applicable collective bargaining agreement between us and any labor organization which are required by the terms of such

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

Agreement to be included in this Agreement shall be deemed incorporated hereunder in as if such provisions were expressly set forth in this Agreement.

                  (f) In the event of any action, suit or proceeding arising from or based upon this Agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its attorneys' fees in connection therewith in addition to the costs of such action, suit or proceeding.

                  (g) Except as otherwise provided in this Agreement, all rights and remedies herein or otherwise shall be in limitation of any other right or remedy.

                  (h) This Agreement has been entered into in the State of California, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State of California.

                  (i) This Agreement shall not become effective until signed by all parties hereto.

                  (j) Captions used in this Agreement are for convenience only and shall not effect its validity, construction and interpretation and legal effect.



ACCEPTED AND AGREED:



/s/ Joe Venneri                        /s/ Danny D. Sims
--------------------------             ------------------------------
    JOE VENNERI                            DANNY D. SIMS


ANANSI RECORDS


By /s/ Danny D. Sims
   -----------------------
   An Authorized Signatory


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